Exhibit 2.14

RELEASE OF CLAIMS

(Officers and Directors)

This Release of Claims (“Release”) is given by SYNOPSYS, INC., a Delaware corporation (“Synopsys”), and NASSDA CORPORATION, a Delaware corporation (“Nassda”), in favor of [name of officer or director of Nassda] (the “Representative”), and by the Representative in favor of Synopsys and Nassda.

Recitals

WHEREAS, Synopsys and Nassda have entered into an Agreement of Merger dated as of November 30, 2004 (the “Merger Agreement”), pursuant to which Synopsys has agreed to acquire Nassda, on the terms and subject to the conditions set forth therein, and the terms and provisions of which are incorporated by reference herein; and

WHEREAS, pursuant to Section 5.6(e) of the Merger Agreement, Synopsys has agreed to execute and deliver, and has agreed to cause Nassda to execute and deliver, this Release in favor of the Representative, provided that the Representative executes and delivers this Release in favor of Synopsys and Nassda.

NOW, THEREFORE, in consideration of the mutual promises set forth in the Settlement Agreement and for other good and valuable consideration, Synopsys, Nassda and the Representative hereby agree as follows:

Release

1.             Capitalized Terms.  Certain capitalized terms used but not otherwise defined in this Release have the meanings assigned to them in the Settlement Agreement.

2.             Release by the Representative of Company Releasees.  The Representative hereby releases and forever discharges the Company Releasees (as defined below), and each of them, from any claims or causes of action which the Representative now has or may hereafter have against the Company Releasees, or any of them, arising out of the State Court Action or the Federal Court Actions; provided, however, that the Representative shall not be deemed to have released (i) any rights the Representative may have under the Indemnification Agreement between Nassda and the Representative, (ii) any indemnification rights the Representative may have against Nassda under applicable law for his conduct as an employee of Nassda prior to the date hereof or (iii) any rights the Representative may have under Section 3 of this Release.  “Company Releasees” shall mean:  (a) Synopsys; (b) Synopsys’s current and future affiliates (including Nassda and the other Acquired Corporations); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” of this sentence; (d) the respective successors and past, present and future assigns of the Persons identified or otherwise referred to in clauses “(a)” through “(c)” of this sentence; and (e) each officer and director of Nassda as of the Closing Date.

3.             Release by Synopsys and Nassda of the Representative.  Synopsys and Nassda, each on its own behalf and on behalf of the Company Releasees, hereby releases and forever discharges the Representative from any claims or causes of action which Synopsys or Nassda now has or may hereafter have against the Representative arising out of the State Court Action or the Federal Court Actions; provided, however, that Synopsys and Nassda shall not be deemed to have released any rights they may have under Section 2 of this Release.

4.             Civil Code §1542.  Each of the parties to this Release (a) represents, warrants and acknowledges that it has been fully advised by its attorney of the contents of Section 1542 of the Civil Code of the State of California, and (b) hereby expressly waives the benefits thereof and any rights it may have thereunder.  Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Each of the parties to this Release also hereby waives the benefits of, and any rights it may have under, any statute or common law principle of similar effect in any jurisdiction.

5.             Authority.  Each of the parties to this Release represents and warrants that such party has the right and authority to execute this Release and that such party has not assigned or otherwise conveyed to anyone the claims and causes of action being released under this Release.

6.             Choice of Law.  This Release shall be deemed to be made under and shall be construed in accordance with the laws of the State of California.

7.             Attorneys’ Fees and Costs.  In any action or proceeding to enforce this Release, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

8.             Severability.  Should any of the provisions set forth herein be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, such determination shall not affect the enforceability of the other provisions herein.

9.             Entire Agreement.  This Release sets forth the entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, among the parties relating to the subject matter hereof.

10.           Not to be Construed Against any Party.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.  Neither the drafting history nor the negotiating  history of this Release shall be used or referred to in connection with the construction or interpretation of this Release..

11.           No Other Releasors.  This Release shall not be construed or interpreted as a release or discharge by any person or entity other than the Company Releasees or the Representative of any claims or causes of action.

IN WITNESS WHEREOF, the undersigned have executed this Release as of the date shown below.

DATED:	, 2005

[Name of Representative]

SYNOPSYS, INC.

[Signature]

NASSDA CORPORATION

[Signature]